Exhibit 99.1
CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this "Agreement") is effective as of
January 1, 2003, by and between Alternate Marketing Networks, Inc., a Delaware corporation (the "Corporation"), and K2 VC LTD., a Texas limited partnership ("K2VC").
RECITALS

WHEREAS, K2VC desires to contribute 1,474,039 shares, par value $0.01 per share, of common stock of the Corporation ("Common Stock") to the capital of the Corporation in connection with the distressed financial condition of the Corporation and improve the marketability and the market price of the Common Stock, and the Corporation desires to accept such contribution to capital; and
AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the agreements, representations, warranties, and covenants contained herein, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

K2VC shall (a) contribute, transfer, convey, and assign all of the rights, title and interest of K2VC in and to 1,474,039 shares (the "Shares") of the 2,474,039 shares of Common Stock issued to K2VC and pledged to Drawbridge Investment Partners LLC, a Delaware limited liability company ("Drawbridge"), as assignee of Edge Technology Group, Inc., a Delaware corporation ("Edge"), pursuant to that certain Pledge Agreement, dated August 19, 2002, by and among K2VC, Khan, and Edge (the "Pledge Agreement"), to the Corporation free and clear of any and all security interests, liens, claims or encumbrances of any nature whatsoever, except for the pledge of the Shares by K2VC to Drawbridge and the security interest of Drawbridge in the Shares pursuant to the Pledge Agreement, and (b) deliver or cause to be delivered any and all certificate(s) representing and evidencing the Shares duly endorsed or accompanied by a duly executed stock power and assignment as necessary to effectuate the transfer and contribution of the Shares to the Corporation, and the Corporation shall accept such contribution and any and all such deliveries.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Contribution Agreement effective as of the date first written above.

ALTERNATE MARKETING NETWORKS, INC.

By: 	/s/ Phillip D. Miller
Name: Phillip D. Miller
Title: President and Chairman

K2 VC LTD., A TEXAS LIMITED PARTNERSHIP

BY: K2 VC MANAGEMENT, LLC, ITS GENERAL PARTNER

By:	/s/ Adil Khan
Name:	Adil Khan
Title: President